Filed pursuant to Rule 424(b)(3)
Registration No. 333-183602

PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated March 6, 2013

OvaScience, Inc.

7,630,683 Shares of Common Stock

This prospectus supplement no. 2 supplements the prospectus dated March 6, 2013, relating to the offering and resale by the selling stockholders of up to 7,630,683 shares of common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 20, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted for trading on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the symbol “OVSC”.  On March 19, 2013, the closing price of our common stock, as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, was $10.80 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 20, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 19, 2013

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On March 18, 2013, OvaScience, Inc. (the “Company”) consummated its previously announced private placement of 3,888,880 shares of the Company’s common stock to selected institutional and accredited investors for gross proceeds to the Company of approximately $35 million.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: March 19, 2013	/s/ Alison Lawton
By: Alison Lawton
Chief Operating Officer

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